Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Reports Fourth Quarter and Full Year 2009 Results

•                  Fourth quarter revenue was $464.3 million, up 3 percent from the third quarter of 2009 and 4 percent from the fourth quarter of 2008; 3 business units delivered double-digit revenue growth from fourth quarter of 2008.

•                  Fourth quarter EPS was $0.47 and fourth quarter adjusted EPS was $0.61.

•                  Completed two strategic acquisitions — IXI Corporation and Rapid Reporting Verification Company.

•                  Full year 2009 revenue was $1.82 billion compared to $1.94 billion in 2008.

•                  Full year 2009 EPS was $1.83 per share and full year adjusted EPS was $2.33.

ATLANTA, February 3, 2010 — Equifax Inc. (NYSE: EFX) today announced financial results for the quarter and year ended December 31, 2009.  The company reported revenue of $464.3 million in the fourth quarter of 2009, a 4 percent increase from the fourth quarter of 2008, of which 3 percent was due to the favorable effect of foreign exchange rates.  Fourth quarter 2009 net income was $60.2 million, a 6 percent decrease from the prior year.  On a non-GAAP basis, excluding acquisition-related amortization expense, a restructuring charge (both net of tax) and an income tax benefit, net income was $77.9 million, flat when compared to the fourth quarter of 2008.  Diluted earnings per share (“EPS”) for the fourth quarter of 2009 was $0.47 compared to $0.50 in the same period of the prior year.  On a non-GAAP basis, adjusted EPS, which excludes the impact of acquisition-related amortization expense, the restructuring charge and income tax benefit, was $0.61, flat when compared to the fourth quarter of 2008.

For the full year 2009, revenue was $1.82 billion, a 6 percent decrease from 2008 of which 3 percent was due to the unfavorable effect of foreign exchange rates.  Full year 2009 net income was $233.9 million compared to $272.8 million in 2008, down 14 percent.  On a non-GAAP basis, excluding acquisition-related amortization expense, restructuring charges (both net of tax) and certain income tax benefits, net income was $297.7 million, an 8 percent decrease from 2008.  EPS was $1.83 compared to $2.09 for the full year 2008.  On a non-GAAP basis, adjusted EPS, which excludes the impact of acquisition-related amortization expense, restructuring charges and income tax benefits, was $2.33, down 6 percent from the prior year period.

“We delivered solid performance in the fourth quarter, aggressively managing our expense base and continuing to drive double digit revenue growth in TALX and Mortgage Solutions. We also completed two strategic acquisitions that will add to our growth in 2010 and beyond through new product initiatives and further market penetration,” said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer. “Throughout 2009 we prepared ourselves for the opportunities and challenges of 2010 and enter the year in a much stronger position. We expanded the strategic charter of our Technology and Analytical Services organization, created exciting new products that leverage our increasingly unique data assets and decisioning capabilities, leveraged LEAN and other expense initiatives to improve our operating leverage, and established a Key Client Program to drive product penetration with our largest and most influential customers.”

Fourth Quarter 2009 Report

•                  Revenue increased 3 percent versus the third quarter of 2009.

•                  During the fourth quarter of 2009, we took further steps to realign our business to better support our strategic objectives and recorded a $16.4 million restructuring charge primarily related to severance expense associated with staff reductions.  We also recognized a tax benefit of $7.3 million related to our ability to utilize foreign tax credits beyond 2009.

•                  Operating margin was 19.7 percent.  On a non-GAAP basis, excluding the impact of a restructuring charge, operating margin was 23.2 percent in the fourth quarter of 2009 compared to 23.5 percent in the third quarter of 2009 and 26.0 percent in the fourth quarter of 2008.

•                  Total debt at December 31, 2009 increased $105.0 million from September 30, 2009 reflecting additional borrowings to finance a portion of our fourth quarter acquisitions.

U.S. Consumer Information Solutions (USCIS)

Total revenue was $199.0 million in the fourth quarter of 2009, down 1 percent from the third quarter of 2009 and 4 percent from the fourth quarter of 2008.

•                  Online Consumer Information Solutions revenue was $122.2 million, down 10 percent from a year ago.

•                  Mortgage Solutions revenue was $23.0 million, up 27 percent from a year ago.

•                  Consumer Financial Marketing Services revenue was $30.9 million, flat when compared to a year ago.

•                  Direct Marketing Services revenue was $22.9 million, down 6 percent from a year ago.

Operating margin for USCIS was 33.2 percent in the fourth quarter of 2009 compared to 34.6 percent in the third quarter of 2009.  Fourth quarter 2008 operating margin was 36.4 percent.

International

Total revenue was $117.7 million in the fourth quarter of 2009, a 2 percent increase over the third quarter of 2009 and an 11 percent increase over the fourth quarter of 2008.  In local currency, revenue was down 1 percent when compared to both the third quarter of 2009 and the fourth quarter of 2008.

•                  Latin America revenue was $55.1 million, up 3 percent in local currency and 19 percent in U.S. dollars from a year ago.

•                  Europe revenue was $35.9 million, down 6 percent in local currency and flat in U.S. dollars from a year ago.

•                  Canada Consumer revenue was $26.7 million, down 1 percent in local currency, but up 13 percent in U.S. dollars from a year ago.

Operating margin for International was 27.5 percent in the fourth quarter of 2009 compared to 27.0 percent in both the third quarter of 2009 and fourth quarter of 2008.

TALX

Total revenue was $89.4 million in the fourth quarter of 2009, an 8 percent increase over the third quarter of 2009 and a 19 percent increase over the fourth quarter of 2008.

•                  The Work Number revenue was $41.6 million, up 33 percent from a year ago.

•                  Tax and Talent Management Services revenue was $47.8 million, up 8 percent from a year ago.

Operating margin for TALX was 21.1 percent in the fourth quarter of 2009, down slightly from 21.4 percent in the third quarter of 2009, but up from 19.9 percent in the fourth quarter of 2008.

North America Personal Solutions

Total revenue was $36.0 million, a 3 percent decrease from both the third quarter of 2009 and fourth quarter of 2008. Operating margin was 28.1 percent, up from 27.3 percent in the third quarter of 2009, but down from 33.9 percent in the fourth quarter of 2008.

North America Commercial Solutions

Total revenue was $22.2 million, up 38 percent in both local currency and U.S. dollars from the third quarter of 2009. Revenue was up 8 percent in local currency and 11 percent in U.S. dollars compared to the fourth quarter of 2008.  Operating margin was 34.0 percent, up from 17.8 percent in the third quarter of 2009 and from 28.3 percent in the fourth quarter of 2008.

Full Year 2009 Report

•                  Revenue was $1.82 billion, down from $1.94 billion in 2008.

•                  Total revenue for USCIS was $820.7 million in 2009, an 8 percent decrease from 2008.

•                  Total revenue for International was $438.6 million in 2009, a 13 percent decrease from 2008.  In local currency, revenue was down 4 percent when compared to the same period in the prior year.

•                  Total revenue for TALX was $346.4 million in 2009, a 14 percent increase over 2008.

•                  Total revenue for North America Personal Solutions was $149.0 million in 2009, an 8 percent decrease from 2008.

•                  Total revenue for North America Commercial Solutions was $69.8 million in 2009, flat in local currency and down 2 percent in U.S. dollars from 2008.

•                  During 2009, we recorded restructuring charges of $24.8 million primarily related to severance expense associated with staff reductions.  We also recognized a $7.3 million tax benefit related to our ability to utilize foreign tax credits beyond 2009.

•                  Operating margin was 22.3 percent for the full year 2009 compared to 24.7 percent for the full year 2008.  On a non-GAAP basis, excluding the impact of restructuring and asset write-down charges, operating margin for the full year 2009 was 23.7 percent compared to 25.5 percent for the full year 2008.

•                  Total debt was $1.17 billion at December 31, 2009, a decrease of $45.2 million from December 31, 2008.

First Quarter 2010 Outlook

Based on the current level of domestic and international business activity and current foreign exchange rates, consolidated revenue for the first quarter of 2010 is expected to be up in the low single digit range from the year-ago quarter.  First quarter 2010 adjusted EPS is expected to be between $0.53 and $0.57.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, February 4, 2010, at 8:30 a.m. (EST) via a live audio webcast.  To access the webcast, go to the Investor Center of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast.  This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents operating income and margin excluding restructuring and asset write-down charges and net income and diluted EPS excluding acquisition-related amortization expense, restructuring and asset write-down charges, both net of tax, and income tax benefits.  These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A.  This information can also be found under “Investor Center/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update any forward-looking statements.

Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Equifax, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond Equifax’s control, including but not limited to changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, and the outcome of our pending litigation.  Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008 under Item 1A, “Risk Factors”, and our other filings with the Securities and Exchange Commission.

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,
(In millions, except per share amounts)	2009	2008
	(Unaudited)
Operating revenue	$464.3	$446.6
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	196.1	184.4
Selling, general and administrative expenses	134.9	108.0
Depreciation and amortization	41.9	38.1
Total operating expenses	372.9	330.5
Operating income	91.4	116.1
Interest expense	(14.1)	(17.4)
Other income, net	0.3	3.5
Consolidated income before income taxes	77.6	102.2
Provision for income taxes	(15.7)	(37.0)
Consolidated net income	61.9	65.2
Less: Net income attributable to noncontrolling interests	(1.7)	(1.2)
Net income attributable to Equifax	$60.2	$64.0

Basic earnings per common share	$0.48	$0.51
Weighted-average shares used in computing basic earnings per share	126.4	126.3
Diluted earnings per common share	$0.47	$0.50
Weighted-average shares used in computing diluted earnings per share	127.5	128.0
Dividends per common share	$0.04	$0.04

EQUIFAX

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,
(In millions, except per share amounts)	2009	2008
	(Unaudited)
Operating revenue	$1,824.5	$1,935.7
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	767.8	792.0
Selling, general and administrative expenses	490.3	511.1
Depreciation and amortization	158.8	155.4
Total operating expenses	1,416.9	1,458.5
Operating income	407.6	477.2
Interest expense	(57.0)	(71.3)
Other income, net	6.0	6.2
Consolidated income before income taxes	356.6	412.1
Provision for income taxes	(116.1)	(133.1)
Consolidated net income	240.5	279.0
Less: Net income attributable to noncontrolling interests	(6.6)	(6.2)
Net income attributable to Equifax	$233.9	$272.8

Basic earnings per common share	$1.85	$2.13
Weighted-average shares used in computing basic earnings per share	126.3	128.1
Diluted earnings per common share	$1.83	$2.09
Weighted-average shares used in computing diluted earnings per share	127.9	130.4
Dividends per common share	$0.16	$0.16

EQUIFAX

CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except par values)	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103.1	$58.2
Trade accounts receivable, net of allowance for doubtful accounts of $15.1 and $14.5 at December 31, 2009 and 2008, respectively	258.7	253.4
Prepaid expenses	27.6	22.9
Other current assets	27.4	19.3
Total current assets	416.8	353.8
Property and equipment:
Capitalized internal-use software and system costs	316.6	313.9
Data processing equipment and furniture	184.2	176.6
Land, buildings and improvements	164.5	124.0
Total property and equipment	665.3	614.5
Less accumulated depreciation and amortization	(346.0)	(328.2)
Total property and equipment, net	319.3	286.3
Goodwill	1,943.2	1,760.0
Indefinite-lived intangible assets	95.5	95.1
Purchased intangible assets, net	687.0	682.2
Other assets, net	88.7	82.9
Total assets	$3,550.5	$3,260.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$154.2	$31.9
Capital lease obligation	29.0	—
Accounts payable	35.9	29.9
Accrued expenses	67.7	57.6
Accrued salaries and bonuses	58.1	54.2
Deferred revenue	69.8	65.7
Other current liabilities	77.5	78.7
Total current liabilities	492.2	318.0
Long-term debt	990.9	1,187.4
Deferred income tax liabilities, net	249.3	215.3
Long-term pension and other postretirement benefit liabilities	142.5	166.0
Other long-term liabilities	60.6	50.1
Total liabilities	1,935.5	1,936.8
Equifax shareholders’ equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 and 189.2 at December 31, 2009 and 2008, respectively; Outstanding shares - 126.2 and 126.3 at December 31, 2009 and 2008, respectively	236.6	236.5
Paid-in capital	1,102.0	1,075.2
Retained earnings	2,494.2	2,281.0
Accumulated other comprehensive loss	(318.7)	(390.6)
Treasury stock, at cost, 61.0 shares and 59.7 shares at December 31, 2009 and 2008, respectively	(1,871.7)	(1,837.9)
Stock held by employee benefits trusts, at cost, 2.1 shares and 3.2 shares at December 31, 2009 and 2008, respectively	(41.2)	(51.8)
Total Equifax shareholders’ equity	1,601.2	1,312.4
Noncontrolling interests	13.8	11.1
Total equity	1,615.0	1,323.5
Total liabilities and equity	$3,550.5	$3,260.3

EQUIFAX

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
(In millions)	2009	2008
	(Unaudited)
Operating activities:
Consolidated net income	$240.5	$279.0
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	158.8	155.4
Stock-based compensation expense	19.6	19.9
Tax effects of stock-based compensation plans	0.9	2.9
Excess tax benefits from stock-based compensation plans	(1.3)	(2.1)
Deferred income taxes	14.7	7.7
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	12.8	24.2
Prepaid expenses and other current assets	(1.4)	3.5
Other assets	(6.9)	(2.2)
Current liabilities, excluding debt	3.3	(23.4)
Other long-term liabilities, excluding debt	(22.6)	(16.8)
Cash provided by operating activities	418.4	448.1
Investing activities:
Capital expenditures	(70.7)	(110.5)
Investment in unconsolidated affiliates	(3.4)	(3.7)
Acquisitions, net of cash acquired	(196.0)	(27.4)
Cash used in investing activities	(270.1)	(141.6)
Financing activities:
Net short-term borrowings (repayments)	101.8	(184.8)
Net (repayments) borrowings under long-term revolving credit facilities	(415.2)	45.0
Proceeds from issuance of long-term debt	274.4	2.3
Payments on long-term debt	(31.8)	(17.8)
Treasury stock purchases	(23.8)	(155.7)
Dividends paid to Equifax shareholders	(20.2)	(20.5)
Dividends paid to noncontrolling interests	(4.0)	(3.4)
Proceeds from exercise of stock options	10.2	14.7
Excess tax benefits from stock-based compensation plans	1.3	2.1
Other	(1.0)	(1.0)
Cash used in financing activities	(108.3)	(319.1)
Effect of foreign currency exchange rates on cash and cash equivalents	4.9	(10.8)
Increase (decrease) in cash and cash equivalents	44.9	(23.4)
Cash and cash equivalents, beginning of period	58.2	81.6
Cash and cash equivalents, end of period	$103.1	$58.2

Common Questions & Answers (Unaudited)

(Dollars in millions)

1.              Can you provide a further analysis of operating revenue and operating income by operating segment?

Operating revenue and operating income consist of the following components:

	Three Months Ended December 31,
					Local Currency
(in millions)	2009	2008	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$122.2	$135.2	$(13.0)	-10%
Mortgage Solutions	23.0	18.2	4.8	27%
Consumer Financial Marketing Services	30.9	30.8	0.1	0%
Direct Marketing Services	22.9	24.2	(1.3)	-6%
Total U.S. Consumer Information Solutions	199.0	208.4	(9.4)	-4%
Europe	35.9	35.9	—	0%	-6%
Latin America	55.1	46.3	8.8	19%	3%
Canada Consumer	26.7	23.6	3.1	13%	-1%
Total International	117.7	105.8	11.9	11%	-1%
The Work Number	41.6	31.3	10.3	33%
Tax and Talent Management Services	47.8	44.1	3.7	8%
Total TALX	89.4	75.4	14.0	19%
North America Personal Solutions	36.0	37.1	(1.1)	-3%
North America Commercial Solutions	22.2	19.9	2.3	11%	8%
Total operating revenue	$464.3	$446.6	$17.7	4%	1%

	Twelve Months Ended December 31,
					Local Currency
(in millions)	2009	2008	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$525.6	$594.5	$(68.9)	-12%
Mortgage Solutions	99.5	70.2	29.3	42%
Consumer Financial Marketing Services	111.3	132.0	(20.7)	-16%
Direct Marketing Services	84.3	94.1	(9.8)	-10%
Total U.S. Consumer Information Solutions	820.7	890.8	(70.1)	-8%
Europe	138.4	175.0	(36.6)	-21%	-9%
Latin America	200.4	219.9	(19.5)	-9%	0%
Canada Consumer	99.8	110.8	(11.0)	-10%	-4%
Total International	438.6	505.7	(67.1)	-13%	-4%
The Work Number	158.2	131.9	26.3	20%
Tax and Talent Management Services	188.2	173.2	15.0	9%
Total TALX	346.4	305.1	41.3	14%
North America Personal Solutions	149.0	162.6	(13.6)	-8%
North America Commercial Solutions	69.8	71.5	(1.7)	-2%	0%
Total operating revenue	$1,824.5	$1,935.7	$(111.2)	-6%	-3%

	Three Months Ended December 31,
		Operating		Operating
(in millions)	2009	Margin	2008	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$66.0	33.2%	$75.9	36.4%	$(9.9)	-13%
International	32.3	27.5%	28.5	27.0%	3.8	13%
TALX	18.9	21.1%	15.0	19.9%	3.9	26%
North America Personal Solutions	10.2	28.1%	12.6	33.9%	(2.4)	-20%
North America Commercial Solutions	7.5	34.0%	5.7	28.3%	1.8	34%
General Corporate Expense	(43.5)	nm	(21.6)	nm	(21.9)	-101%
Total operating income	$91.4	19.7%	$116.1	26.0%	$(24.7)	-21%

	Twelve Months Ended December 31,
		Operating		Operating
(in millions)	2009	Margin	2008	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$285.2	34.8%	$337.1	37.9%	$(51.9)	-15%
International	118.9	27.1%	149.9	29.6%	(31.0)	-21%
TALX	75.4	21.8%	53.1	17.4%	22.3	42%
North America Personal Solutions	34.3	23.0%	46.3	28.4%	(12.0)	-26%
North America Commercial Solutions	15.1	21.7%	13.6	19.0%	1.5	11%
General Corporate Expense	(121.3)	nm	(122.8)	nm	1.5	1%
Total operating income	$407.6	22.3%	$477.2	24.7%	$(69.6)	-15%

nm - not meaningful

* Reflects percentage change in revenue conforming 2009 results using 2008 exchange rates.

Common Questions & Answers (Unaudited)

(Dollars in millions)

2.              Can you provide the percentage change in revenue from the third quarter of 2009 in U.S. dollars and local currency?

	U.S. Dollars	Local Currency
	% Change	% Change*
Operating revenue:
U.S. Consumer Information Solutions	-1%
International	2%	-1%
TALX	8%
North America Personal Solutions	-3%
North America Commercial Solutions	38%	38%
Total operating revenue	3%	2%

* Reflects percentage change in revenue conforming Q4 2009 results using Q3 2009 exchange rates.

3.              What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 20.3% for the three months ended December 31, 2009, down from 36.2% for the same period in 2008, due primarily to the recognition of a $7.3 million income tax benefit during the fourth quarter of 2009 related to our ability to utilize foreign tax credits beyond 2009. Additionally, we recorded favorable discrete items during the fourth quarter of 2009 related to foreign and state taxes.

The effective tax rate was 32.6% for the twelve months ended December 31, 2009, up from 32.3% for the same period in 2008.  Our 2009 rate reflects the previously mentioned income tax benefits and our 2008 rate reflects the reversal of a $14.6 million income tax reserve related to the expiration of the statute of limitations for an uncertain tax position regarding our Brazilian operations.

4.              Can you provide depreciation and amortization by segment?

Depreciation and amortization are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
U.S. Consumer Information Solutions	$13.3	$11.9	$49.0	$46.2
International	6.1	5.4	23.2	23.8
TALX	16.2	15.5	62.6	62.6
North America Personal Solutions	1.3	0.8	4.8	3.1
North America Commercial Solutions	1.5	1.4	5.8	5.4
General Corporate Expense	3.5	3.1	13.4	14.3
Total depreciation and amortization	$41.9	$38.1	$158.8	$155.4

5.              What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended December 31, 2009
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$3.5	14%	$1.4	15%
Canada Commercial	0.8	14%	0.3	16%
Europe	2.0	6%	0.4	7%
Latin America	7.3	16%	1.1	9%
	$13.6	3%	$3.2	3%

	Twelve Months Ended December 31, 2009
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$(7.0)	-6%	$(2.8)	-6%
Canada Commercial	(1.7)	-7%	(0.7)	-8%
Europe	(21.3)	-12%	(4.2)	-11%
Latin America	(18.9)	-9%	(6.7)	-10%
	$(48.9)	-3%	$(14.4)	-3%

6.              Can you provide detail regarding your fourth quarter 2009 acquisitions?

On October 27, 2009, we acquired IXI Corporation (“IXI”), a provider of information on consumer financial assets, income and spending for $124.0 million. The results of IXI are included in our Consumer Financial Marketing Services reporting unit, which also includes our Credit Marketing Services business.

On November 2, 2009, we acquired Rapid Reporting Verification Company (“Rapid”), a provider of IRS tax transcript information and social security number authentication services for $72.5 million.  The results of Rapid are included in The Work Number reporting unit.

7.              2008 expense reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.  $3.1 million and $13.2 million of selling, general and administrative expense for the three and twelve months ended December 31, 2008, respectively, have been reclassified to cost of services.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

A.            Reconciliation of net income attributable to Equifax to diluted EPS, adjusted for acquisition-related amortization expense, restructuring and asset write-down charges and income tax benefit:

	Three Months Ended
	December 31,
	2009	2008	$ Change	% Change

Net income attributable to Equifax	$60.2	$64.0	$(3.8)	-6%
Restructuring charge, net of tax (1)	10.4	—	10.4	nm
Income tax benefit (2)	(7.3)	—	(7.3)	nm
Net income attributable to Equifax, adjusted for restructuring charge and income tax benefit	63.3	64.0	(0.7)	-1%
Acquisition-related amortization expense, net of tax	14.6	13.7	0.9	7%
Net income attributable to Equifax, adjusted for restructuring charge, income tax benefit and acquisition-related amortization expense	$77.9	$77.7	$0.2	0%
Diluted EPS, adjusted for restructuring charge, income tax benefit and acquisition-related amortization expense	$0.61	$0.61	$—	0%
Weighted-average shares used in computing diluted EPS	127.5	128.0

	Twelve Months Ended
	December 31,
	2009	2008	$ Change	% Change

Net income attributable to Equifax	$233.9	$272.8	$(38.9)	-14%
Restructuring and asset write-down charges, net of tax (1)	15.8	10.5	5.3	50%
Income tax benefits (2)	(7.3)	(14.6)	7.3	-50%
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges and income tax benefits	242.4	268.7	(26.3)	-10%
Acquisition-related amortization expense, net of tax	55.3	54.7	0.6	1%
Net income attributable to Equifax, adjusted for restructuring and asset write-down charges, income tax benefits and acquisition-related amortization expense	$297.7	$323.4	$(25.7)	-8%
Diluted EPS, adjusted for restructuring and asset write-down charges, income tax benefits and acquisition-related amortization expense	$2.33	$2.48	$(0.15)	-6%
Weighted-average shares used in computing diluted EPS	127.9	130.4

nm - not meaningful

(1) Restructuring and asset write-down charges include $16.4 million of primarily severance expense in the fourth quarter of 2009, $8.4 million of severance expense in the first quarter of 2009, and $10.3 million of severance expense, $4.1 million of certain contractual costs and $2.4 million of asset write-down charges in the third quarter of 2008.  See the Notes to this reconciliation for additional detail.

(2) We recorded a $7.3 million income tax benefit during the fourth quarter of 2009 related to our ability to utilize foreign tax credits beyond 2009.  We recorded a $14.6 million income tax benefit in 2008 related to uncertain tax positions associated with our Brazilian operations, for which the statute of limitations expired during the third quarter of 2008.  See the Notes to this reconciliation for additional detail.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

B.            Reconciliation of operating income to adjusted operating income, excluding restructuring and asset write-down charges, and presentation of adjusted operating margin:

	Three Months Ended
	December 31,
	2009	2008	$ Change	% Change

Revenue	$464.3	$446.6	$17.7	4%
Operating income	$91.4	$116.1	$(24.7)	-21%
Restructuring charge (1)	16.4	—	16.4	nm
Adjusted operating income, excluding restructuring charge	$107.8	$116.1	$(8.3)	-7%
Adjusted operating margin	23.2%	26.0%

	Twelve Months Ended
	December 31,
	2009	2008	$ Change	% Change

Revenue	$1,824.5	$1,935.7	$(111.2)	-6%
Operating income	$407.6	$477.2	$(69.6)	-15%
Restructuring and asset write-down charges (1)	24.8	16.8	8.0	47%
Adjusted operating income, excluding restructuring and asset write-down charges	$432.4	$494.0	$(61.6)	-12%
Adjusted operating margin	23.7%	25.5%

C.          Reconciliation of our effective tax rate to an effective tax rate, excluding certain items:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Effective tax rate	20.3%	36.2%	32.6%	32.3%
Income tax benefits (2)	9.4%	—	2.1%	3.5%
Effective tax rate, excluding certain items	29.7%	36.2%	34.7%	35.8%

nm - not meaningful

(1) Restructuring and asset write-down charges include $16.4 million of primarily severance expense in the fourth quarter of 2009, $8.4 million of severance expense in the first quarter of 2009, and $10.3 million of severance expense, $4.1 million of certain contractual costs and $2.4 million of asset write-down charges in the third quarter of 2008. See the Notes to this reconciliation for additional detail.

(2) We recorded a $7.3 million income tax benefit during the fourth quarter of 2009 related to our ability to utilize foreign tax credits beyond 2009.  We recorded a $14.6 million income tax benefit in 2008 related to uncertain tax positions associated with our Brazilian operations, for which the statute of limitations expired during the third quarter of 2008.  See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Restructuring and Asset Write-Down Charges — During the fourth and first quarters of 2009, the company recorded restructuring charges primarily related to severance expense of $16.4 million, pretax, ($10.4 million, net of tax) and $8.4 million, pretax, ($5.4 million, net of tax) respectively, in selling, general and administrative expenses on our Consolidated Statements of Income.  During the third quarter of 2008, we recorded restructuring and asset write-down charges of $16.8 million, pretax ($10.5 million, net of tax).  Of this amount, $10.3 million related to severance expense and $4.1 million related to certain contractual costs, including office exit and cancellation fees, both of which were recorded in selling, general and administrative expenses on our Consolidated Statements of Income.  The remaining $2.4 million represents software asset write-down charges that were recorded in depreciation and amortization on our Consolidated Statements of Income.

Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2009, as compared to 2008, since charges of such material amounts are not comparable among the periods.  This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income Tax Benefits — During the fourth quarter of 2009, we recorded a $7.3 million income tax benefit related to our ability to utilize foreign tax credits beyond 2009.  During the third quarter of 2008, the applicable statute of limitations related to an uncertain tax position regarding our Brazilian operations expired resulting in the reversal of the related income tax reserves. The reversal of the reserves resulted in the recognition of a $14.6 million income tax benefit. These income tax benefits were recorded in provision for income taxes on our Consolidated Statements of Income.  Management believes excluding these income tax benefits from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2009 and 2008, since income tax benefits of such material amounts are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Net income and diluted EPS, adjusted for acquisition-related amortization expense, restructuring and asset write-down charges and income tax benefits - We calculate these financial measures by excluding acquisition-related amortization expense, restructuring and asset write-down charges, all net of tax, and income tax benefits from the determination of net income in the calculation of diluted EPS. These financial measures are not prepared in conformity with GAAP. Management believes that these measures are useful because management excludes acquisition-related amortization expense and other items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and items that impact comparability.

Adjusted operating income and operating margin, excluding restructuring and asset write-down charges - Management believes excluding the restructuring and asset write-down charges from the calculation of operating income and margin, on a non-GAAP basis, is useful because management excludes items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that impact comparability.